EXHIBIT 4.6

DESCRIPTION OF SECURITIES

The following description of the capital stock of Apexigen, Inc. (“us,” “our,” “we” or the “Company”) is a summary of the rights of our securities and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws as currently in effect. Because the following description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth herein, you should refer to our amended and restated certificate of incorporation and bylaws, the other agreements described below, including the warrant and registration rights agreements, copies of which have been filed as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

General

The Company’s authorized capital stock consists of 1,020,000,000 shares, $0.0001 par value per share, of which:

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1,000,000,000 shares are designated as common stock (“Common Stock”); and
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20,000,000 shares are designated as preferred stock.

Common Stock

The holders of our Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Common Stock will not have cumulative voting rights in the election of directors.

Preferred Stock

The Company has authorized 20,000,000 shares of preferred stock. There is no preferred stock outstanding. Our board of directors (the “Board”) may designate the rights, preferences, privileges, limitations and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the trading price of our Common Stock.

Dividends

We have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention to retain all available funds and any future earnings to fund the development and growth of the business, and therefore we do not anticipate declaring or paying any cash dividends in the foreseeable future.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of our Common Stock at a price of

$11.50 per share, subject to adjustment. Pursuant to the terms of the Amended and Restated Warrant Agreement, dated as of July 29, 2022, by and between us and our transfer agent, Continental Stock Transfer & Trust Company (the “Warrant Agreement”), a warrantholder may exercise its warrants only for a whole number of shares of Common Stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. The warrants will expire five years after the date of the Warrant Agreement, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any of the public warrants (the “Public Warrants”) issued in connection with initial public offering of our predecessor company, Brookline Capital Acquisition Corp. (“BCAC”), or the warrants purchased by certain investors pursuant to subscription agreements entered into with BCAC as part of the business combination (the “2022 PIPE Warrants”).

Once the warrants become exercisable, we may call the warrants for redemption:

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in whole and not in part;

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at a price of $0.01 per warrant;

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upon no less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrantholder; and

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if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrantholders.

Private Placement Warrants

Except as described below, the warrants issued in the private placement consummated in connection with BCAC’s initial public offering (the “Private Placement Warrants”) have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. They are exercisable on a cashless basis and are not redeemable by us so long as they are held by BCH. If the Private Placement Warrants are held by holders other than BCH, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

2022 PIPE Warrants

The 2022 PIPE Warrants have terms and provisions that are identical to those of the Public Warrants.

2023 PIPE Warrants

Each whole warrant entitles the registered holder to purchase one share of our Common Stock at a price of

$1.40 per share, subject to adjustment as discussed below, at any time commencing six months after the date of the warrants purchased pursuant to that certain Securities Purchase Agreement, dated January 23, 2023, by and between the Company and certain investors party thereto (the “Purchase Agreement,” such transaction, the “2023 PIPE,” and such warrants, the “2023 PIPE Warrants”). The 2023 PIPE Warrants will expire five years and six months after the date of the Securities Purchase Agreement, or earlier upon liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise if, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.99% or 9.99% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If we, at any time while the 2023 PIPE Warrants are outstanding: (i) pay a stock dividend or otherwise makes a distribution or distributions on shares of our Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of the Common Stock any shares of our capital stock, then in each case the exercise price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of the 2023 PIPE Warrants shall be proportionately adjusted such that the aggregate exercise price of the 2023 PIPE Warrants shall remain unchanged.

In addition, if we, at any time, grant, issue or sell any Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the holders of 2023 PIPE Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders. No fractional shares will be issued upon exercise of the warrants.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the state and federal courts of the City of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Placement Agent Warrants

The warrants issued to certain affiliates of Brookline Capital Markets, a division of Arcadia Securities, LLC in connection with the 2023 PIPE (the “Placement Agent Warrants”) entitle the registered holder to purchase one share of our Common Stock at a price of $1.75 per share, subject to adjustment. Other than the exercise price, the terms and provisions of the Placement Agent Warrants are identical to the 2023 PIPE Warrants.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq Stock Market, LLC (“Nasdaq”). These additional shares may be used for a variety of corporate purposes, including corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Company Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three- year term. As a result, approximately one-third of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board.

Stockholder Action; Stockholders’ Meetings

Our amended and restated certificate of incorporation provides that stockholders may not take action by written consent but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of capital stock would not be able to amend the Company’s bylaws or remove directors without holding a meeting of stockholders called in accordance with the Company’s bylaws. Further, our amended and restated certificate of incorporation provides that only the chairperson of the Board, the Chief Executive Officer of the Company or a majority of the Board, by resolution, may call special meetings of the Company stockholders, thus prohibiting a Company stockholder from calling a special meeting of the Company stockholders. These provisions might delay the ability of the Company’s stockholders to force consideration of a proposal or for the Company’s stockholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Company’s amended and restated bylaws include an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. Generally, in order for any matter to be “properly brought” before an annual meeting, the matter must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Company Board, or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) was a stockholder both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures specified in the Company’s amended and restated bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined herein) thereof in writing and in proper form to the secretary of the Company and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Company’s amended and restated bylaws. To be timely, a stockholder’s notice must be received at, the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

Stockholders at an annual meeting or special meeting of the Company’s stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered written Timely Notice in proper form to the Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

The Company’s amended and restated bylaws may be amended or repealed by a majority vote of the Board or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then- outstanding shares entitled to vote generally in the election of directors, voting as a single class. The Company’s amended and restated certificate of incorporation can be amended in accordance with the DGCL which requires approval by the Board and stockholders.

Limitations on Liability and Indemnification of Officers and Directors

The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide indemnification and advancement of expenses for the directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into, or will enter into, indemnification agreements with each of our directors and officers. Under the terms of such indemnification agreements, we are required to indemnify each of the directors and officers, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director of officer of the Company or any of its subsidiaries or was serving at the request of the Company in an official capacity of another entity. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Company’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United

States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any stockholder may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Company’s amended and restated bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders, employees or agents to the Company’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any claim against the Company, our directors, officers or employees arising under its charter, bylaws or the DGCL, (iv) any claim against us, our directors, officers or employees governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL. The Company’s amended and restated certificate of incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Restrictions on the Resale of our Securities

Rule 144

A person who has beneficially owned restricted shares of Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Common or restricted warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of:

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1% of the then outstanding equity shares of the same class; and

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the average weekly trading volume of our Common Stock or Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Apexigen under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Apexigen.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the
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Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the closing of the business combination on July 29, 2022, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lincoln Park Registration Rights Agreement

In connection with the Lincoln Park Purchase Agreement, the Company also entered into a registration rights agreement with Lincoln Park pursuant to which the Company agreed to file a resale registration statement covering the resale of the number of shares of Common Stock issued or issuable to Lincoln Park under the Lincoln Park Purchase Agreement, subject to certain exceptions. On August 12, 2022 the Company filed a registration statement on Form S-1, which was declared effective on September 9, 2022. The Company may also in the future file with the SEC a prospectus or prospectus supplement to be used in connection with the sales of the shares of Common Stock issued or issuable to Lincoln Park pursuant to the Lincoln Park Purchase Agreement.

Registration Rights and Lock-Up Agreement

Pursuant to the Registration Rights and Lock-Up Agreement, we agreed to file with the SEC a shelf registration statement registering the resale of certain shares of Common Stock from time to time, and to use commercially reasonable efforts to have the resale registration statement declared effective as soon as practicable after the filing thereof, subject to the provisions set forth in the Registration Rights and Lock-Up Agreement. We will also be required to file a registration statement upon written demand of a majority in interest of our then outstanding equity securities of (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) held by holders who are parties to the Registration Rights and Lock-Up Agreement. We are obligated to effect up to two (2) registrations pursuant to such demand registration. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by us.

The lock-up provisions pursuant to the Registration Rights and Lock-Up Agreement expired on January 29,

2023.

Private Placement Registration Rights Agreement

In connection with the Purchase Agreement, we entered into a Registration Rights Agreement with the investors that are party to the Purchase Agreement, pursuant to which, we agreed that within 30 days after the closing of the

Private Placement, we will file with the SEC (at our sole cost and expense) a shelf registration statement registering the resale of (i) the shares of Common Stock sold in the Private Placement and (ii) the shares of Common Stock underlying the 2023 PIPE Warrants from time to time, and we shall use commercially reasonable efforts to have the registration statement declared effective as promptly as possible after the filing thereof, subject to the provisions set forth in the Registration Rights Agreement.

Private Placement Lock-Up Agreement

Pursuant to the Purchase Agreement, we entered into Lock-Up Agreements with certain of our directors and executive officers. Subject to certain exceptions, our directors and officers agreed to a lock-up on their respective shares of Common Stock during the period beginning on January 30, 2023 and ending 90 days after January 30, 2023.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock and warrant agent for the warrants is Continental Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 1 State Street, 30th Floor, New York, NY 10004.

Trading Symbol and Market

The Common Stock and warrants trade on the Nasdaq under the symbols “APGN” and “APGNW,” respectively.